EXHIBIT 99.1

Steelcase Reports First Quarter Results

Initiates Additional Project to Strengthen Competitiveness in EMEA

GRAND RAPIDS, Mich., June 26, 2014 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $723.1 million and net income of $21.0 million, or diluted earnings per share of $0.17. Excluding net restructuring benefits, adjusted earnings were $0.12 per share. In the prior year, Steelcase reported $667.1 million of revenue, diluted earnings per share of $0.10 and adjusted earnings of $0.13 per share.

Organic revenue growth over the prior year was 8 percent after adjusting for approximately $4.4 million of favorable currency translation effects. In the Americas, organic revenue growth over the prior year was 6 percent. The EMEA segment posted organic revenue growth of 10 percent, driven primarily by additional shipping days in the current quarter and higher levels of project business. The Other category posted organic revenue growth of 14 percent, driven by strong project business at PolyVision.

Current quarter operating income of $36.4 million compares to operating income of $20.4 million in the prior year. First quarter adjusted operating income of $26.7 million improved modestly compared with adjusted operating income of $24.8 million in the prior year. Operating leverage from the revenue growth was largely offset by higher cost of sales.

"We believe our revenue growth in the U.S. continued to outpace the overall industry, and we were pleased to see improved project business in various markets across EMEA and Asia Pacific," said Jim Keane, president and CEO.  "Earnings were lower than our expectations due to less than expected growth in the Americas and higher costs associated with product warranties, freight and distribution, some of which are expected to continue to impact our results through the second quarter."

Cost of sales of 69.8 percent of revenue in the current quarter increased 130 basis points compared to the prior year. In the Americas, cost of sales increased by 70 basis points over the prior year primarily due to higher warranty, freight and distribution costs.   In EMEA, cost of sales increased by 140 basis points driven largely by disruption costs associated with the manufacturing footprint changes. The Other category cost of sales increased 330 basis points over the prior year, due to competitive pricing pressures and higher overhead costs in Asia Pacific.

Operating expenses were $191.9 million in the first quarter, an increase of $6.8 million over the prior year. This increase was largely due to higher variable compensation expense, driven in part by restructuring benefits, and unfavorable currency translation effects. As a percentage of revenue, operating expenses improved by 130 basis points.

Net restructuring benefits of $9.7 million in the current quarter included restructuring costs related to previously announced actions in EMEA and a $12.0 million gain related to the sale of an idle manufacturing facility in the Americas.

Other income, net in the first quarter of $3.5 million increased $2.3 million compared to the prior year, primarily due to higher equity in income of unconsolidated ventures.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $398 million and total debt was $286 million at the end of the first quarter.

The Board of Directors has declared a cash dividend of $0.105 per share, to be paid on or before July 16, 2014 to shareholders of record as of July 7, 2014.

The company announced today that it has initiated procedures with the applicable works councils regarding a project to exit a manufacturing facility in France and transfer its activities to other existing facilities in the EMEA region to safeguard the company's global competitiveness. This project may involve the transfer of the operations of the facility to a third party or result in a closure, and the total costs of the project are currently estimated at $30 to $50 million, with anticipated annual savings of approximately $10 million when fully implemented.

"The action announced today represents another step of our multi-year strategy to restore profitability in this region and safeguard our global competitiveness," said Dave Sylvester, senior vice president and CFO. "Together with our plan to exit a manufacturing facility in Germany (announced in the third quarter of fiscal 2014), these actions are expected to reduce our adjusted operating losses by approximately $20 million on an annualized basis when fully implemented."

Outlook

In the Americas, first quarter orders were flat compared to the prior year, and customer order backlog at the end of the first quarter increased approximately 6 percent compared to the prior year. EMEA first quarter orders grew significantly due to favorable currency fluctuations, additional shipping days in the current quarter and strength in project business (including a large government project won in fiscal 2013 which is expected to begin shipping in the second half of fiscal 2015). As a result, EMEA customer order backlog at the end of the first quarter increased approximately 23 percent compared to the prior year. The company expects second quarter fiscal 2015 revenue to be in the range of $760 to $785 million, which reflects expected organic revenue growth in the range of 0 to 3 percent over the prior year. The company reported revenue of $757.6 million in the second quarter of fiscal 2014.

Steelcase expects to report diluted earnings between $0.18 to $0.22 per share for the second quarter of fiscal 2015.  This estimate includes approximately $0.04 per share of restructuring costs relating to previously announced restructuring projects.  Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.22 to $0.26 per share. The estimates also include approximately $6 million of operating costs associated with disruption. The estimates do not include any restructuring costs associated with the project announced today due to the uncertainty of the timing and amount of such costs.   Steelcase reported diluted earnings per share of $0.22 and adjusted earnings per share of $0.24 in the second quarter of fiscal 2014.

"Taking into consideration a strong project pipeline and our award-winning new product introductions, we expect to continue our growth in the Americas in the second quarter, which would mark the 18th consecutive quarter of organic revenue growth," Mr. Keane said. "And we remain optimistic about the longer-term potential across EMEA and Asia Pacific as we continue to improve our competitiveness. Projects like the one we announced today are always challenging, and I am thankful for an organization dedicated to our success and ready to address those challenges."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 30, 2014	May 24, 2013	% Change

Revenue
Americas (1)	$ 506.3	$ 478.8	5.7%
EMEA (2)	147.6	126.7	16.5%
Other (3)	69.2	61.6	12.3%
Consolidated revenue	$ 723.1	$ 667.1	8.4%

Operating income (loss)
Americas	$ 53.2	$ 38.7
EMEA	(7.7)	(10.3)
Other	—	1.9
Corporate (4)	(9.1)	(9.9)
Consolidated operating income	$ 36.4	$ 20.4

Operating income percent	5.0%	3.1%

Revenue Mix
Americas (1)	70.0%	71.8%
EMEA (2)	20.4%	19.0%
Other (3)	9.6%	9.2%

Business Segment Footnotes

1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q1 2015 vs. Q1 2014
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2014 revenue	$ 667.1	$ 478.8	$ 126.7	$ 61.6
Currency translation effects*	4.4	(2.4)	7.6	(0.8)
Q1 2014 revenue, adjusted	671.5	476.4	134.3	60.8

Q1 2015 revenue, reported	723.1	506.3	147.6	69.2
Organic growth $	$ 51.6	$ 29.9	$ 13.3	$ 8.4
Organic growth %	8%	6%	10%	14%

* Currency translation effects represent the estimated net effect of translating Q1 2014 foreign currency revenues using the average exchange rates during Q1 2015.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2015 vs. Q2 2014
	Steelcase Inc.

Q2 2014 revenue	$ 758
Currency translation effects*	2
Q2 2014 revenue, adjusted	760

Q2 2015 revenue, projected	760 - 785
Organic growth $	$ 0 - 25
Organic growth %	0% - 3%

* Currency translation effects represent the estimated net effect of translating Q2 2014 foreign currency revenues using the exchange rate at the end of Q1 2015.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
Three Months Ended
	May 30, 2014	May 24, 2013

Diluted earnings per share	$ 0.17	$ 0.10
Restructuring costs (benefits) per share, net of tax	(0.05)	0.03
Diluted earnings per share, adjusted	$ 0.12	$ 0.13

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
Three Months Ended
	August 29, 2014 (projected)	August 23, 2013

Diluted earnings per share	$ 0.18 - 0.22	$ 0.22
Restructuring costs per share, net of tax	0.04	0.02
Diluted earnings per share, adjusted	$ 0.22 - 0.26	$ 0.24

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 30, 2014		May 24, 2013
Revenue	$ 723.1	100.0%	$ 667.1	100.0%
Cost of sales	504.5	69.8	457.2	68.5
Restructuring costs (benefits)	(10.5)	(1.5)	0.2	—
Gross profit	229.1	31.7	209.7	31.5
Operating expenses	191.9	26.5	185.1	27.8
Restructuring costs	0.8	0.2	4.2	0.6
Operating income	$ 36.4	5.0%	$ 20.4	3.1%
Interest expense, investment income and other income, net	(0.5)	—	(2.6)	(0.4)
Income before income tax expense	35.9	5.0	17.8	2.7
Income tax expense	14.9	2.1	4.6	0.7
Net income	$ 21.0	2.9%	$ 13.2	2.0%

Operating income	$ 36.4	5.0%	$ 20.4	3.1%
Add: restructuring costs (benefits)	(9.7)	(1.3)	4.4	0.6
Adjusted operating income	$ 26.7	3.7%	$ 24.8	3.7%

Americas
	(Unaudited)
	Three Months Ended
	May 30, 2014		May 24, 2013
Revenue	$ 506.3	100.0%	$ 478.8	100.0%
Cost of sales	345.9	68.3	323.5	67.6
Restructuring costs (benefits)	(11.6)	(2.3)	0.2	—
Gross profit	172.0	34.0	155.1	32.4
Operating expenses	118.8	23.5	115.4	24.1
Restructuring costs	—	—	1.0	0.2
Operating income	$ 53.2	10.5%	$ 38.7	8.1%
Add: restructuring costs (benefits)	(11.6)	(2.3)	1.2	0.2
Adjusted operating income	$ 41.6	8.2%	$ 39.9	8.3%

EMEA
	(Unaudited)
	Three Months Ended
	May 30, 2014		May 24, 2013
Revenue	$ 147.6	100.0%	$ 126.7	100.0%
Cost of sales	111.7	75.6	94.0	74.2
Restructuring costs	1.1	0.8	—	—
Gross profit	34.8	23.6	32.7	25.8
Operating expenses	41.7	28.3	39.8	31.4
Restructuring costs	0.8	0.5	3.2	2.5
Operating loss	$ (7.7)	(5.2)%	$ (10.3)	(8.1)%
Add: restructuring costs	1.9	1.3	3.2	2.5
Adjusted operating loss	$ (5.8)	(3.9)%	$ (7.1)	(5.6)%

Other category
	(Unaudited)
	Three Months Ended
	May 30, 2014		May 24, 2013
Revenue	$ 69.2	100.0%	$ 61.6	100.0%
Cost of sales	46.9	67.8	39.7	64.5
Restructuring costs	—	—	—	—
Gross profit	22.3	32.2	21.9	35.5
Operating expenses	22.3	32.2	20.0	32.5
Restructuring costs	—	—	—	—
Operating income	$ —	— %	$ 1.9	3.0%
Add: restructuring costs	—	—	—	—
Adjusted operating income	$ —	— %	$ 1.9	3.0%

Corporate
	(Unaudited)
	Three Months Ended
	May 30, 2014		May 24, 2013
Operating loss	$ (9.1)		$ (9.9)
Add: restructuring costs	—		—
Adjusted operating loss	$ (9.1)		$ (9.9)

Webcast

Steelcase will discuss first quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time today. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges; and (3) adjusted earnings (loss) per share, which represents earnings (loss) per share, excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Details®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2014 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 30, 2014	May 24, 2013
Revenue	$ 723.1	$ 667.1
Cost of sales	504.5	457.2
Restructuring costs (benefits)	(10.5)	0.2
Gross profit	229.1	209.7
Operating expenses	191.9	185.1
Restructuring costs	0.8	4.2
Operating income	36.4	20.4
Interest expense	(4.4)	(4.4)
Investment income	0.4	0.6
Other income, net	3.5	1.2
Income before income tax expense	35.9	17.8
Income tax expense	14.9	4.6
Net income	$ 21.0	$ 13.2

Earnings per share:
Basic	$ 0.17	$ 0.10
Diluted	$ 0.17	$ 0.10
Weighted average shares outstanding - basic	125.3	126.5
Weighted average shares outstanding - diluted	126.6	127.9

Dividends declared and paid per common share	$ 0.105	$ 0.100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	May 30, 2014	February 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 158.3	$ 201.8
Short-term investments	84.8	119.5
Accounts receivable, net	322.1	306.8
Inventories	161.1	151.5
Deferred income taxes	47.8	56.0
Prepaid expenses	20.8	19.3
Other current assets	29.2	35.0
Total current assets	824.1	889.9

Property, plant and equipment, net	377.5	377.0
Company-owned life insurance ("COLI")	155.2	154.3
Deferred income taxes	79.6	85.1
Goodwill	108.3	108.1
Other intangible assets, net	16.2	16.6
Investments in unconsolidated affiliates	54.4	53.0
Other assets	40.9	42.7
Total assets	$ 1,656.2	$ 1,726.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 220.0	$ 212.5
Short-term borrowings and current portion of long-term debt	2.6	2.6
Accrued expenses:
Employee compensation	87.3	152.8
Employee benefit plan obligations	17.5	26.1
Customer deposits	17.2	16.0
Product warranties	20.4	17.5
Other	107.8	110.7
Total current liabilities	472.8	538.2

Long-term liabilities:
Long-term debt less current maturities	283.8	284.4
Employee benefit plan obligations	146.9	151.1
Other long-term liabilities	65.0	75.9
Total long-term liabilities	495.7	511.4
Total liabilities	968.5	1,049.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	3.7	—
Accumulated other comprehensive income	0.3	0.8
Retained earnings	683.7	676.3
Total shareholders' equity	687.7	677.1
Total liabilities and shareholders' equity	$ 1,656.2	$ 1,726.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 30, 2014	May 24, 2013
OPERATING ACTIVITIES
Net income	$ 21.0	$ 13.2
Depreciation and amortization	14.7	14.1
Deferred income taxes	13.0	0.7
Restructuring costs (benefits)	(9.7)	4.4
Non-cash stock compensation	9.6	10.8
Equity in income of unconsolidated affiliates	(3.7)	(1.7)
Dividends received from unconsolidated affiliates	2.3	0.7
Other	(1.8)	(1.3)
Changes in operating assets and liabilities:
Accounts receivable	(15.0)	(16.6)
Inventories	(9.5)	(10.4)
Other assets	(10.5)	(2.5)
Accounts payable	7.6	14.1
Employee compensation liabilities	(74.4)	(48.0)
Employee benefit obligations	(14.6)	(16.4)
Accrued expenses and other liabilities	(1.6)	(0.4)
Net cash used in operating activities	(72.6)	(39.3)

INVESTING ACTIVITIES
Capital expenditures	(15.8)	(18.4)
Proceeds from disposal of fixed assets	19.0	0.9
Purchases of investments	(27.0)	(9.8)
Liquidations of investments	62.8	66.4
Other	9.8	(0.4)
Net cash provided by investing activities	48.8	38.7

FINANCING ACTIVITIES
Dividends paid	(13.6)	(12.5)
Common stock repurchases	(5.9)	(31.7)
Excess tax benefit from vesting of stock awards	—	(1.1)
Repayments of long-term debt	(0.6)	(0.6)
Net cash used in financing activities	(20.1)	(45.9)

Effect of exchange rate changes on cash and cash equivalents	0.4	(0.8)

Net decrease in cash and cash equivalents	(43.5)	(47.3)
Cash and cash equivalents, beginning of period	201.8	150.4
Cash and cash equivalents, end of period	$ 158.3	$ 103.1
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